UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): June 24, 2019

HOMESTREET, INC.
(Exact name of registrant as specified in its charter)

Washington	001-35424	91-0186600
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
601 Union Street, Ste. 2000, Seattle, WA 98101
(Address of principal executive offices) (Zip Code)
(206) 623-3050
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, No Par Value	HMST	Nasdaq Stock Market LLC

[ ]	Emerging growth Company

[ ]
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 12(a) of the Exchange Act.

Item 2.01 Completion of Acquisition or Disposition of Assets.
On June 24, 2019, HomeStreet Bank (the “Bank”), a wholly owned subsidiary of HomeStreet, Inc. (the “Company”), closed on the final phase of a disposition of assets (the “Asset Disposition”) related to the Bank’s stand-alone home loan center-based single family mortgage origination operations (the “HLC Business”). This Asset Disposition included the sale of mortgage servicing rights (“MSRs”) related to the HLC Business in two separate transactions on March 29, 2019 and the sale of substantially all assets related to 47 stand-alone home loan centers, satellite offices and production offices of the HLC Business. This was completed in three separate closings on June 6, 2019, June 17, 2019, and June 24, 2019. The completion of the Asset Disposition is considered to be the disposition of a significant amount of assets under Item 2.01 of Form 8-K.
MSRs with an unpaid principal balance of approximately $4.4 billion that were issued through the Government National Mortgage Association (“Ginnie Mae”) were sold to PennyMac Loan Services LLC (“PennyMac”) on March 29, 2019, and a portfolio of MSRs related to loans issued through Freddie Mac and Fannie Mae with an unpaid principal balance of approximately $9.9 billion was sold to New Residential Mortgage LLC (“New Residential”) on the same date. The aggregate purchase price for these two transactions was approximately $183.1 million, subject to a holdback pending physical transfer of the servicing of approximately $16.9 million. The PennyMac servicing transferred on June 4, 2019 and the New Residential servicing will transfer in the third quarter of 2019. In addition, the Bank transferred approximately $93.5 million of deposit accounts representing custodial funds and advances relating to the MSRs sold to PennyMac. In the third quarter of 2019, the Bank expects to transfer approximately $125.6 million of deposit accounts representing custodial funds and advances relating to the MSRs sold to New Residential.
The sale of assets related to 47 stand-alone home loan centers (the “HLC Sale”) was pursuant to a Purchase and Assumption Agreement between the Bank and Homebridge Financial Services, Inc. (“Homebridge”) that was executed on April 4, 2019. The assets sold primarily consisted of mortgage origination assets and related personnel affiliated with the Bank’s stand-alone home loan centers, satellite offices and production offices related to the HLC Business. The purchase price for the HLC Sale was approximately $4.9 million, which is the net book value of the assets sold, plus a premium of $1.0 million, which was reduced by $1.5 million for reimbursement by the Bank of certain transaction expenses incurred by Homebridge. In addition, Homebridge has assumed certain home loan center and fulfillment office lease obligations. In the event Homebridge realizes a certain level of loan originations for the 12 months following the closing of the Asset Sale, the Bank will be entitled to an additional payment of up to $750 thousand at that time.
In the aggregate, the Bank received consideration in cash of approximately $186.7 million in exchange for the sale of these assets across the three transactions that constitute the Asset Disposition.
There are no material relationships between the Company and its affiliates and any of the purchasers and their respective affiliates other than in respect of the transactions described above.
The Company’s unaudited pro forma consolidated statement of financial condition as of March 31, 2019 and unaudited pro forma consolidated statement of operations for the fiscal year ending December 31, 2018 and quarter end March 31, 2019 in each case giving effect to the Asset Disposition, and related notes are attached hereto as Exhibit 99.1. The Company will file unaudited pro forma consolidated statements of operations for the fiscal years ended December 31, 2017 and 2016 which give effect to the Asset Disposition as an amendment to this Current Report on Form 8-K as soon as they are available.

Item 9.01	Financial Statements and Exhibits.
(b) Unaudited Pro Forma Financial Information
Certain unaudited pro forma financial information required by Item 9.01(b) of Form 8-K is included as Exhibit 99.1 hereto and incorporated herein by reference.
(d) Exhibits
The following exhibits are attached with this current report on Form 8-K:

99.1	Unaudited Pro Forma Financial Information

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 28, 2019

HomeStreet, Inc.

By:	/s/ Mark R. Ruh
Mark R. Ruh
Executive Vice President and Chief Financial Officer